UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G



                   Under the Securities Exchange Act of 1934





                          Engel General Developers Ltd.
            ------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
            ------------------------------------------------------
                         (Title of Class of Securities)

                                    292829108
            ------------------------------------------------------
                                 (CUSIP Number)


                                 March 31, 2003
             ------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     | x |      Rule 13d-1(b)

     |   |      Rule 13d-1(c)

     |   |      Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                        (Continued on following page(s))




       CUSIP NO. 292829108                 13G

1    NAME OF REPORTING PERSON
     S.S OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Friedman, Billings, Ramsey Group, Inc.
     54-1837743


2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                         (a) [ ] (b) [ X ]


3    SEC USE ONLY


4    CITIZENSHIP OR PLACE OF ORGANIZATION
     Virginia


                    5    SOLE VOTING POWER
                         1,188,447


   NUMBER OF        6    SHARED VOTING POWER
    SHARES               0
 BENEFICIALLY
   OWNED BY
     EACH
   REPORTING        7    SOLE DISPOSITIVE POWER
    PERSON               1,188,447
     WITH


                    8    SHARED DISPOSITIVE POWER
                         0


9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,188,447

10   CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES *


11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     13.82%

12   TYPE OF REPORTING PERSON*

     HC

                      *SEE INSTRUCTION BEFORE FILLING OUT!
       CUSIP NO. 292829108                 13G

1    NAME OF REPORTING PERSON
     S.S OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     FBR Venture Capital Managers, Inc., a wholly owned subsidiary of Friedman, Billings,Ramsey Group, Inc.
     54-1837745


2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                         (a) [ ] (b) [ ]


3    SEC USE ONLY


4    CITIZENSHIP OR PLACE OF ORGANIZATION
     Delaware


                    5    SOLE VOTING POWER
                         1,119,350


   NUMBER OF        6    SHARED VOTING POWER
    SHARES               69,097
 BENEFICIALLY
   OWNED BY
     EACH
   REPORTING        7    SOLE DISPOSITIVE POWER
    PERSON               1,119,350
     WITH


                    8    SHARED DISPOSITIVE POWER
                         69,097


9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,188,447


10   CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES *

11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     13.82%

12   TYPE OF REPORTING PERSON*

     CO

                      *SEE INSTRUCTION BEFORE FILLING OUT!
       CUSIP NO. 292829108                   13G

1    NAME OF REPORTING PERSON
     S.S OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Eric F. Billings


2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                         (a) [ ] (b) [ X ]


3    SEC USE ONLY


4    CITIZENSHIP OR PLACE OF ORGANIZATION

     United States

                    5    SOLE VOTING POWER
                         0


   NUMBER OF        6    SHARED VOTING POWER
    SHARES               1,188,447
 BENEFICIALLY
   OWNED BY
     EACH
   REPORTING        7    SOLE DISPOSITIVE POWER
    PERSON               0
     WITH


                    8    SHARED DISPOSITIVE POWER
                         1,188,447


9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,188,447


10   CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES *


11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     13.82%


12   TYPE OF REPORTING PERSON*

     IN

                      *SEE INSTRUCTION BEFORE FILLING OUT!
       CUSIP NO. 292829108                 13G

1    NAME OF REPORTING PERSON
     S.S OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Emanuel J. Friedman


2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                         (a) [ ] (b) [ X ]


3    SEC USE ONLY


4    CITIZENSHIP OR PLACE OF ORGANIZATION

     United States

                    5    SOLE VOTING POWER
                         300


   NUMBER OF        6    SHARED VOTING POWER
    SHARES               1,187,847
 BENEFICIALLY
   OWNED BY
     EACH
   REPORTING        7    SOLE DISPOSITIVE POWER
    PERSON               300
     WITH


                    8    SHARED DISPOSITIVE POWER
                         1,187,847


9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,188,147


10   CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES *


11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     13.83%


12   TYPE OF REPORTING PERSON*

     IN

                      *SEE INSTRUCTION BEFORE FILLING OUT!
       CUSIP NO.292829108                  13G

Item 1.    (a).    Name of Issuer: Engel General Developers Ltd.


           (b). Address of Issuer's Principal Executive Offices:

                   66 Hahistadrut Ave.
                   Haifa Bay
                   Israel  32960


Item 2.    (a).    Name of Person Filing:

                     Friedman, Billings, Ramsey Group, Inc.


           (b). Address of Principal Business Office or, if none, Residence:

                   1001 19th Street North
                   Arlington, VA 22209-1710

           (c). Citizenship: Virginia


           (d). Title of Class of Securities: Common Stock


           (e). CUSIP Number: 358433100


Item 3.            If this statement is filed pursuant to sections
                   240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

                   (a) [ ] Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o);
                   (b) [ ] Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c);
                   (c) [ ] Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c.);
                   (d) [ ] Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8);
                   (e)         [ ] An investment adviser in accordance with
                               section 240.13d-1(b)(1)(ii)(E);
                   (f) [ ] An employee benefit plan or endowment fund in accordance with section 240.13d-1(b)(1)(ii) (F);
                   (g) [X] A parent holding company or control person in accordance with section 240.13d-1(b)(1)(ii)(G);
                   (h) [ ] A savings associations as defined in section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);
                   (i) [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);
                   (j) [ ] Group, in accordance with section 240.13d-1(b)(1) (ii)(J).


Item 4.  Ownership.

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

           (a). Amount beneficially owned: 1,188,147.


           (b). Percent of class: 13.82%


           (c). Number of shares as to which the person has:

                   (i)      Sole power to vote or to direct the vote 1,188,447.

                   (ii)     Shared power to vote or to direct the vote 0.

                   (iii) Sole power to dispose or to direct the disposition of 1,188,447.

                   (iv) Shared power to dispose or to direct the disposition of 0.


Item 5.            Ownership of Five Percent or Less of a Class:

                   Not Applicable.

Item 6.            Ownership of More Than Five Percent on Behalf of Another
                   Person:


                   FBR Venture Capital Managers, Inc.


Item 7. Identification and Classification of Subsidiaries which Acquired the Security Being Reported on by the Parent Holding Company:

                   Friedman, Billings, Ramsey & Co., Inc.                  3(a)

                   FBR Venture Capital Managers, Inc.                      3(d)


Item 8.            Identification and Classification of Members of the Group:

                   Not Applicable


Item 9.            Notice of Dissolution of Group:

                   Not Applicable

Item 10.           Certification:

                   By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                   In accordance with Rule 13d-4 of the Securities Exchange Act of 1934, each of the persons filing this statement expressly disclaims the beneficial ownership of the securities covered by this statement and the filing of this report shall not be construed as an admission by such persons that they are the beneficial owners of such securities.

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                      FRIEDMAN, BILLINGS, RAMSEY GROUP, INC.


Dated:   April 10, 2003              By: /s/ EMANUEL J. FRIEDMAN
                                      ---------------------------------
                                      Name:  Emanuel J. Friedman
                                      Title: Chairman


Dated:   April 10, 2003             FBR VENTURE CAPITAL MANAGERS, INC.

                                      By:  /s/ EMANUEL J. FRIEDMAN
                                      ----------------------------------
                                      Name:  Emanuel J. Friedman
                                      Title: Chairman and
                                             Co-Chief Executive Officer


Dated:   April 10, 2003             /s/ ERIC F. BILLINGS
                                      ----------------------------------
                                      Eric F. Billings


                                     /s/ EMANUEL J. FRIEDMAN
Dated:   April 10, 2003            ----------------------------------
                                      Emanuel J. Friedman